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                                                          Exhibit 99.1

[LOGO]AEHR TEST SYSTEMS

FOR IMMEDIATE RELEASE

Contact:

Gary Larson
Chief Financial Officer
(510) 623-9400 x321


                  AEHR TEST SYSTEMS REGAINS COMPLIANCE WITH
                        NASDAQ MINIMUM BID PRICE RULE

Fremont, CA (April 4, 2013) - Aehr Test Systems (Nasdaq: AEHR), a worldwide supplier of semiconductor test and burn-in equipment, today announced that it has received notification from the NASDAQ Stock Market LLC ("NASDAQ") that the Company has regained compliance with the $1.00 minimum closing bid price requirement for continued listing on the NASDAQ Capital Market.

As previously announced, NASDAQ notified the Company on December 26, 2012 that the bid price of the Company's common stock had closed below the minimum $1.00 per share requirement over the previous 30 consecutive business days and, as a result, the Company was not in compliance with Listing Rule 5550(a)(2). The Company was provided 180 calendar days in which to gain compliance. In a letter dated April 4, 2013, NASDAQ informed Aehr Test that it had determined for the last 10 consecutive business days, from March 20, 2013 to April 3, 2013, the closing bid price of the Company's common stock has been $1.00 or greater. Accordingly the Company has regained compliance with NASDAQ Listing Rules 5550(a)(2) and this matter is now closed.

About Aehr Test Systems
Headquartered in Fremont, California, Aehr Test Systems is a worldwide provider of test systems for burning-in and testing logic and memory integrated circuits and has an installed base of more than 2,500 systems worldwide. Increased quality and reliability needs of the Automotive and Mobility integrated circuit markets are driving additional test requirements, capacity needs and opportunities for Aehr Test products in package and wafer level test. Aehr Test has developed and introduced several innovative products, including the ABTSTM and FOXTM families of test and burn-in systems and the DiePak(R) carrier. The ABTS system is used in production and qualification testing of packaged parts for both low-power and high-power logic as well as all common types of memory devices. The FOX system is a full wafer contact test and burn-in system used for burn-in and functional test of complex devices, such as leading-


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Aehr Test Systems Regains Compliance With Nasdaq Minimum Bid Price Rule
April 4, 2013
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edge memories, digital signal processors, microprocessors, microcontrollers and systems-on-a-chip. The DiePak carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of bare die. For more information, please visit the Company's website at www.aehr.com.





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